MONEY CENTERS OF AMERICA, INC. ANNOUNCES THE ELECTION OF JONATHON P. ROBINSON TO THE COMPANY'S BOARD OF DIRECTORS.

KING OF PRUSSIA, PA--JAN 20, 2005 -- Money Centers of America, Inc. (OTC BB:MCAM.OB - News) today announced that its board of directors has elected Jonathon P. Robinson to the company's Board of Directors and as Chairman of the company's audit committee.

Jon Robinson currently serves as Chief Financial Officer of O'Neill Properties Group. Mr. Robinson has a distinguished 18-year career as a senior financial executive at a number of high profile public and private companies, as well as public accounting experience. At O'Neill Properties, he is responsible for the overall financial plans, policies and integrity of the company's financial results and operations in addition to all external financing activities, including raising over $500 million of financing for its real estate development activities in the last two years.

Prior to joining O'Neill Properties, Mr. Robinson was Chief Financial Officer of Safeguard International, a $300 million cross-Atlantic private equity fund, focused on later-stage leveraged buyouts and private equity investments. During his tenure at Safeguard, he was responsible for structuring the fund's acquisitions and overseeing all financial operations of the fund, as well as the firm's investment portfolio.

Before his time at Safeguard, Mr. Robinson was Chief Financial Officer of CRW Financial, Inc. where, in addition to the acquisition and divestiture of Central Credit, Inc. and Casino Money Centers, Inc., the management team executed an industry roll-up strategy in the outsourced customer service industry, overseeing six acquisitions and the $400 million initial public offering of its subsidiary, Telespectrum Worldwide, Inc. He has also served as Chief Financial Officer of Airclic, Inc., a venture-backed technology start-up that raised $100 million of equity funding under his leadership. Mr. Robinson began his career at accounting firm Arthur Andersen & Co. in 1986, where he became a Certified Public Accountant.

"We are excited to have Jon join our Board of Directors. His financial expertise, M&A experience, and industry knowledge will provide great value as we continue to execute on our business plan." said Christopher Wolfington Chairman & CEO of Money Centers of America, Inc. "Jon's election creates a majority of independent directors who have the knowledge and expertise to lead the company into its next phase of growth and development," said Wolfington.

About Money Centers of America


Money Centers of America, Inc. provides cash access services and transaction management systems for the Gaming Industry. The company has combined state-of-the-art technology with personalized customer services to deliver ATM, credit card advance, POS debit, check cashing services, CreditPlus outsourced marker services, and merchant card processing.


Our products and services allow casino customers to access cash through ATMs, credit card advances, debit card advances and check cashing. Our proprietary CreitPlus, cash services host programs, and transaction management system provide casinos with unique methods to make cash available to gaming customers. For a complete corporate profile on Money Centers of America, Inc., please visit our corporate website at http://www.moneycenters.com/.


Safe Harbor Notice: Certain matters discussed in this news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, statements concerning Money Centers of America's commencement of a new business plan, the ability to close pending transactions and other risks detailed from time to time in Money Centers of America's filings with the Securities and Exchange Commission. Actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of Money Centers of America, Inc.